Exhibit 10.1

LICENSE AGREEMENT

by and between

INOVIO BIOMEDICAL CORPORATION

and

INOVIO ASIA PTE LTD.

September 15, 2006

LICENSE AGREEMENT

This License Agreement (the “Agreement”) is entered into this 15th day of September 2006 (the “Effective Date”), by and between Inovio Biomedical Corporation, a corporation organized and existing under the laws of the State of California, U.S.A., and having a principal place of business at 11494 Sorrento Valley Road, San Diego, California, U.S.A. 92121 (“Inovio” or “Licensor”), and Inovio Asia Pte Ltd. , a corporation incorporated and existing under the laws of the Republic of Singapore and having a principal place of business at c/o Rajah & Tann, 4 Battery Road #26-01 Bank of China Building, Singapore, 049908 (“IAPL” or “Licensee”).  Inovio and IAPL may each be referred to herein individually as a “Party” and collectively as the “Parties.”

WHEREAS, Inovio is engaged in the development and commercialization of human applications of electroporation and possesses rights to certain intellectual property with respect thereto;

WHEREAS, pursuant to a Securities Purchase and Exchange Agreement dated as of the date hereof among IAPL, Inovio, and the other investors named therein (the “Purchase Agreement”), IAPL and Inovio are required to deliver a duly executed agreement providing for an exclusive royalty-free license to certain rights in and to Inovio’s intellectual property from Inovio to IAPL as a condition to closing of the transactions contemplated therein;

WHEREAS, IAPL desires to issue, and Inovio desires to receive certain ordinary shares of IAPL as consideration for the license of such rights;

NOW THEREFORE, in consideration of the mutual promises and covenants set forth below and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:

1.             DEFINITIONS.

Capitalized Terms not otherwise defined herein shall have the following meanings:

1.1.               Additional Agent.  “Additional Agent” shall mean one additional chemotherapeutic agent, other than Bleomycin®, that is used in the treatment of human cancer, the selection of such Additional Agent to be agreed on by the Parties after the Effective Date.

1.2.               Third Party License.  “Additional Third Party License” shall have the meaning set forth in Section 8.6.2 hereof.

1.3.               Affiliate(s).  “Affiliate(s)” shall mean, as of any point in time and for so long as such relationship continues to exist with respect to any Person, any other Person which controls, is controlled by or is under common control with such Person.  A Person shall be regarded as in control of another Person if it owns or controls at least fifty percent (50%) of the equity securities of the subject Person entitled to vote in the election of directors (or, in the case of a Person that is not a corporation, for the election of the corresponding managing authority).

1.4.               Applicator.  “Applicator” shall mean an existing Inovio intratumoral six needle electroporation product designed for use solely with the Generator, which product is intended to be disposed of after one administration to a patient of a Licensed Product, or after a defined number of such administrations of a Licensed Product.

1.5.               Change of Control.  “Change of Control” shall mean a transaction in which IAPL: (a) sells, conveys or otherwise disposes of all or substantially all of its property or business; or (b)(i) merges or consolidates with any other entity; or (ii) effects any other transaction or series of transactions; in each case of clause (i) or (ii), such that the stockholders of IAPL immediately prior thereto, in the aggregate, no longer own, directly or indirectly, beneficially or legally, at least fifty percent (50%) of the outstanding voting securities or capital stock of the surviving entity following the closing of such merger, consolidation, other transaction or series of transactions.

1.6.               Commercialize.  “Commercialize” or “Commercializing” shall mean to use, import, export, market, Promote, distribute, offer for sale, sell, have sold or otherwise commercialize or prepare to commercialize.  When used as a noun, “Commercialization” shall mean any and all activities involved in Commercializing.

1.7.               Confidential Information.  “Confidential Information” means, with respect to a Party, all information (and all tangible and intangible embodiments thereof), which is Controlled by such Party, including, without limitation, (i) scientific or medical information, material, results and data of any type whatsoever, in any tangible or intangible form whatsoever, including databases, inventions, practices, methods, techniques, specifications, formulations, formulae, cell lines, cell media, knowledge, know-how, skill, experience, manufacturing materials, financial data, test data including pharmacological, biological, chemical, biochemical, toxicological and clinical test data, analytical and quality control data, quality assurance data, stability data, and studies and procedures, (ii) all regulatory filings and communications or any kind, and patent and other legal information or descriptions and (iii) commercial information of any kind, including product forecasts and sales information, sales force information, marketing studies and marketing materials, comparative analysis of competing products, physician education materials, customer and distribution channel information, and any information regarding post-approval trials, adverse event reports, or other product information.  Notwithstanding the foregoing, Confidential Information of a Party which is disclosed by such Party to the other Party or otherwise received by the receiving Party shall not include information which the receiving Party can establish by written documentation (a) was publicly known prior to its disclosure to or receipt by the receiving Party, (b) became publicly known, without breach of this Agreement on the part of the receiving Party or an agent thereof, subsequent to its disclosure to or receipt by the receiving Party, (c) was received by the receiving Party at any time from a source, other than the disclosing Party, rightfully having possession of and the right to disclose such information free of confidentiality obligations, (d) was otherwise known by the receiving Party free of confidentiality obligations to the disclosing Party prior to its disclosure to or receipt by the receiving Party, or (e) was independently developed by employees or others on behalf of the receiving Party without the aid, application or use of the information disclosed to or received by the receiving Party.

1.8.               Control or Controlled.  “Control” or “Controlled” shall mean with respect to any material, item of information, or intellectual property right, the possession, whether by ownership, license or otherwise, of the right to grant a license or other right with respect thereto to the extent set forth herein.

1.9.               Device.  “Device” shall mean a Generator or Applicator.  “Devices” shall mean Generators or Applicators, or both.

1.10.             EP.  “EP” shall mean intratumoral electroporation.

1.11.             Existing EP Intellectual Property.  “Existing EP Intellectual Property” shall mean the Existing Inovio Patent Rights and Existing Inovio Know-How.

1.12.             Existing Inovio Know-How.  “Existing Inovio Know-How” shall mean any Inovio Know-How Controlled by Inovio or its Affiliates as of the Effective Date.

1.13.             Existing Inovio Patent Rights.  “Existing Inovio Patent Rights” shall mean the patents and patent applications listed on Schedule 1.16 attached hereto.

1.14.             Generator.  “Generator” shall mean an intratumoral electroporation device the manufacture and/or use of which in the Licensed Field would infringe the Inovio Patent Rights or utilize the Inovio Licensed Technology, including but not limited to pulse generation equipment.

1.15.             IAPL Improvements.  “IAPL Improvements” shall mean any invention, development or discovery, whether or not patentable, made or created (i) independently by employees or agents of IAPL or any of its Affiliates, or (ii) jointly by employees or agents of IAPL and Inovio, or any of their respective Affiliates, which relate to EP or arise out of, improve, or enhance Inovio Licensed Technology.

1.16.             Inovio Competitor.  “Inovio Competitor” means any company (other than Inovio or IAPL) that is either (i) significantly engaged in the development, Manufacturing, Commercialization, and/or marketing of EP applicators and/or generators or (ii) is a Sublicensee of Inovio or an Affiliate thereof.

1.17.             Inovio Product Enhancements.  “Inovio Product Enhancements” shall mean any Inovio Patent Rights or Inovio Know-How Controlled by Inovio or its Affiliates during the Term that enhances or technically improves a Licensed Product.

1.18.             Inovio Know-How.  “Inovio Know-How” shall mean all EP-related Know-How Controlled by Inovio or its Affiliates, now or at any time during the Term, necessary for the Development, Manufacture, use, sale or importation of a Device in a Licensed Product in a Licensed Field and in the Territory.  Inovio Know-How shall include Existing Inovio Know-How.

1.19.             Inovio Licensed Technology.  “Inovio Licensed Technology” shall mean Inovio’s rights in (i) Existing EP Intellectual Property, (ii) Inovio’s interest in Inovio Product Enhancements, (iii) IAPL Improvements, and (iv) any other Inovio Patent Rights and Inovio Know-How required for freedom to operate in the Field and in the Territory.

1.20.             Inovio Patent Rights.  “Inovio Patent Rights” shall mean any EP-related Patent Rights Controlled by Inovio or its Affiliates now or at any time during the Term, which would be infringed by the Development, Manufacture, use, sale or importation of any Licensed Product in the Licensed Field in the Territory.  Inovio Patent Rights shall include Inovio Existing Patent Rights.

1.21.             Inovio Third Party Agreement.  “Inovio Third Party Agreement” shall mean any agreement between Inovio and any Third Party that involves a license by such Third Party to Inovio that comprises Inovio Licensed Technology.

1.22.             Know-How.  “Know-How” shall mean any confidential unpatented or unpatentable technology, compound, cell line or other biological material, probe, sequence, technical information, method, or other confidential information or material, in all cases to the extent, but only to the extent, not in the public domain and necessary for the Commercialization of the Licensed Product in the Field.

1.23.             Licensed Field.  “Licensed Field” shall mean the ablation treatment of all human solid tumors by means of EP, using either Bleomycin® or the Additional Agent.

1.24.             Licensed Product.  “Licensed Product” shall mean any product that uses Bleomycin® or the Additional Agent with the Device to treat patients in the Licensed Field.

1.25.             Manufacture.  “Manufacture,” “Manufactured” or “Manufacturing” means all activities involved in the production, packaging and labeling of a Licensed Product to be Commercialized under this Agreement.

1.26.             Patent Rights.  “Patent Rights” shall mean any and all (a) U.S. or foreign patents, (b) U.S. or foreign patent applications, including, without limitation, all provisional applications, substitutions, continuations, continuations-in-part, divisions, renewals, and all patents granted thereon, (c) all U.S. or foreign patents-of-addition, reissues, reexaminations and extensions or restorations by existing or future extension or restoration mechanisms, including, without limitation, patent term adjustments, patent term extensions, supplementary protection certificates or the equivalent thereof, and (d) any other form of government-issued right substantially similar to any of the foregoing.

1.27.             Person.  “Person” shall mean any individual or legal entity.

1.28.             Product Data.  “Product Data” shall mean all pre-clinical data and results, clinical protocols, studies, clinical data and results, post-marketing data and results, manufacturing data and results, and other information necessary or useful for obtaining Regulatory Approval of a Licensed Product in the Licensed Field.

1.29.             Promotion.  “Promotion” shall mean those activities normally undertaken by a pharmaceutical company’s sales force to implement marketing plans and strategies aimed at encouraging the approved use of a particular Licensed Product.  When used as a verb, “Promote” means to engage in such activities.

1.30.             Recall.  “Recall” shall mean, with respect to any pharmaceutical product, a “recall” or a “product withdrawal” or a “stock recovery” or any similar term as utilized by any Regulatory Authority under such Regulatory Authority’s procedures regarding the recall of pharmaceutical products, as the same may be amended from time to time, and shall include any post-sale warning or mailing of information regarding such product, including any warnings or mailings described in the Regulatory Authority’s product recall procedures.

1.31.             Regulatory Approval.  “Regulatory Approval” means any technical, medical, scientific or other license, registration, authorization or approval of any Regulatory Authority regarding the research, development, clinical testing, commercial manufacture, distribution, marketing, pricing, reimbursement, Promotion, offer for sale, use, import, export or sale of any pharmaceutical product, proposed pharmaceutical product, medical device, proposed medical device, or any combination thereof.

1.32.             Regulatory Authority.  “Regulatory Authority” shall mean, with respect to a country in the Territory, any national, supra-national, regional, state or local regulatory agency, department, bureau, commission, council or other governmental entity involved in the granting of a Regulatory Approval including Market Clearance for such country or countries.

1.33.             Sublicense.  When used as a verb, “Sublicense” shall mean to, directly or indirectly, sublicense, or grant any other right with respect to, or agree not to assert, any intellectual property right granted to a Party under this Agreement.  When used as a noun, “Sublicense” shall mean any agreement to Sublicense.

1.34.             Sublicensee.  “Sublicensee” shall mean any IAPL Sublicensee or any Inovio Sublicensee.

1.35.             Term.  “Term” shall mean the period of time from the Effective Date until the expiration or earlier termination of this Agreement.

1.36.             Territory.  “Territory” shall mean China, Hong Kong, Taiwan, Korea, Singapore, Malaysia, Indonesia, and Thailand and such other countries as the Parties may agree in writing from time to time.

1.37.             Third Party.  “Third Party” shall mean any Person other than IAPL, Inovio or their respective Affiliates.

1.38.             Trademark.  “Trademark” shall mean any trademark used by the Parties in connection with a Licensed Product, other than the Parties’ trade names and trademarks used by the Parties to identify their companies generally.

1.39.             Valid Claim.  “Valid Claim” shall mean a claim of an issued and unexpired Patent Right that has not been held permanently revoked, unenforceable or invalid by a decision of a court or other governmental agency of competent jurisdiction, unappealed or unappealable within the time allowed for appeal, and that has not been admitted to be invalid or unenforceable through reissue, disclaimer or otherwise.

2.             License Fee.  In consideration of the rights granted to licensee hereunder and licensor’s performance of its obligations hereunder, licensee shall issue licensor 6,584,364 ordinary shares of licensee, valued at $2.43 per share (the “shares”).  The parties agree that the shares shall be the sole compensation to licensor for the rights and licenses provided by licensor hereunder.

2.1.               Representations of the Licensor.  The Licensor makes the following representations, which may be relied upon by the Licensee in issuing the Shares to the Licensor:

2.1.1.       Organization; Authority.  The Licensor is an entity duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization with full right, corporate, partnership or limited liability company power and authority to enter into and to consummate the transactions contemplated by this Agreement and otherwise to carry out its obligations thereunder.

2.1.2.       Experience of Licensor.  The Licensor, either alone or together with its representatives, has such knowledge, sophistication and experience in business and financial matters so as to be capable of evaluating the merits and risks of the prospective investment in the Shares, and has so evaluated the merits and risks of such investment.  The Licensor is able to bear the economic risk of an investment in the Shares and, at the present time, is able to afford a complete loss of such investment.  The Licensor is an “accredited investor,” as that term is defined in Regulation D, promulgated pursuant to the Securities Act of 1933, as amended (the “Securities Act”).  The Licensor, by reason of the Licensor’s business or financial experience or the business or financial experience of the Licensor’s professional advisors has the capacity to protect his/her/its own interests in connection with the acceptance of shares of the Licensee’s common stock as consideration hereunder.

2.1.3.       Investment Intent.  The Licensor understands that the Shares are “restricted securities” and have not been registered under the Securities Act, the Securities and Futures Act or any applicable state securities law.  The Licensor is acquiring the Shares as principal for its own account for investment purposes only and not with a view to or for distributing or reselling such Shares or any part thereof, has no present intention of distributing any of such Shares and has no arrangement or understanding with any other persons regarding the distribution of such Shares.  The Licensor is acquiring the Shares hereunder in the ordinary course of its business. The Licensor does not have any agreement or understanding, directly or indirectly, with any person to distribute any of the Shares.

2.1.4.       No Registration, Review or Approval.  The Licensor acknowledges and understands that the offering and issuance of the Shares to the Licensor has not been reviewed or approved by the Securities and Exchange Commission or by any state or other international securities commission, authority or agency, and is not registered under the Securities Act, the Securities and Futures Act, or under the securities or “blue sky” laws, rules or regulations of any state.  The Licensor acknowledges, understands and agrees that the Securities are being issued pursuant to an offering exemption to the registration provisions of the Securities and Futures Act.  The Licensor understands that IAPL is relying upon the truth and accuracy of the representations, warranties, agreements, acknowledgments and understandings set forth herein in order to determine the applicability of such exemptions and the suitability of the Licensor to acquire the Securities.

2.1.5.       No General Solicitation or Directed Selling Efforts.  The Licensor is not acquiring the Shares as a result of any advertisement, article, notice or other communication regarding the Shares published in any newspaper, magazine or similar media or broadcast over television or radio or presented at any seminar or any other general solicitation or general advertisement.  The Licensor has not paid and is not obligated to pay any promotional expense in connection with the purchase and/or acquisition of any Shares other than those incurred for administrative or professional services.

2.1.6.       Restrictions on Resale; Legends.  The Licensor acknowledges that the transfer, resale or other disposition of the Shares is subject to the certain restrictions and that the certificates evidencing the Shares, if any, may bear a restrictive legend in substantially the same form as below:

 “THESE SECURITIES HAVE NOT BEEN REGISTERED WITH THE SECURITIES AND EXCHANGE COMMISSION OR THE SECURITIES COMMISSION OF ANY STATE IN RELIANCE UPON AN EXEMPTION FROM REGISTRATION UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR THE SECURITIES LAWS OF ANY STATE OF THE UNITED STATES, NOR REGISTERED UNDER THE SECURITIES AND FUTURES ACT (CHAPTER 289) OF SINGAPORE AND MAY NOT BE SOLD, OFFERED FOR SALE, ASSIGNED, TRANSFERRED, PLEDGED, ENCUMBERED OR OTHERWISE DISPOSED OF WITHIN SINGAPORE OR TO A U.S. PERSON (AS THAT TERM IS DEFINED IN REGULATION S PROMULGATED UNDER THE SECURITIES ACT) UNLESS OFFERED, SOLD OR TRANSFERRED UNDER AN AVAILABLE EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THOSE LAWS. IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT FILED UNDER THE SECURITIES ACT, THE SECURITIES AND FUTURES ACT AND ANY APPLICABLE STATE SECURITIES LAWS, UNLESS AN EXEMPTION FROM SUCH REGISTRATION IS AVAILABLE.”

3.             LICENSE GRANTS.

3.1.               Licenses to IAPL.

3.1.1.       Exclusive License from Inovio to IAPL.  Subject to the terms and conditions of this Agreement, Inovio hereby grants to IAPL an exclusive, royalty-free license, with the right to grant Sublicenses solely pursuant to the terms of Section 3.1.3, under the Inovio Licensed Technology to Manufacture and Commercialize Licensed Products in the Licensed Field in the Territory.

3.1.2.       Trademark License from Inovio to IAPL.  Upon IAPL’s written request at any time during the Term and subject to the terms and conditions of this Agreement, Inovio shall grant to IAPL a non-exclusive, fully paid-up, royalty-free, non-transferable Trademark license, with the right to grant sublicenses, to use Inovio’s Trademarks and/or trade names in connection with Inovio Licensed Technology solely to Manufacture and Commercialize Licensed Products in the Licensed Field in the Territory. Termination

3.1.3.       IAPL Sublicenses to Third Parties.  Subject to the terms and conditions of this Agreement, IAPL may, upon prior written consent from Inovio, Sublicense any rights licensed or otherwise granted to IAPL under this Agreement to (i) IAPL’s Affiliates; (ii) IAPL’s distributors of Licensed Products pursuant to bona fide arm’s length distribution agreements; and (iii) any Third Party other than a Inovio Competitor or Sublicensee, in each case that enters into a bona fide license agreement with IAPL to Manufacture or Commercialize Licensed Products in the Licensed Field in the Territory.  Any Sublicense by IAPL shall be subject to the provisions of this Agreement and may, at Inovio’ sole discretion, survive termination of the licenses or other rights granted to IAPL under this Agreement in accordance with Section 9.2.4 hereof; provided, further, that IAPL shall remain legally liable to Inovio for the performance by each such Sublicensee of its obligations thereunder.

2.1.4        IAPL Sublicenses from Third Parties.  In the event that any of the rights licensed or otherwise granted by Inovio to IAPL under this Agreement comprise rights also licensed or otherwise granted by Inovio to a Third Party, then neither IAPL nor any IAPL Affiliate shall enter into any arrangement with that Third Party whereby the Third Party would sublicense such rights to IAPL or an IAPL Affiliate on terms any different from those contained herein.

3.2.               Product Enhancements.

3.2.1.       License for Product Enhancements to IAPL.  Subject to the terms and conditions of this Agreement, Inovio hereby grants to IAPL an exclusive, fully paid-up, royalty-free license, with the right to grant Sublicenses solely pursuant to the terms of Section 3.1.3, to Inovio Product Enhancements under the Inovio Licensed Technology solely to Manufacture and Commercialize Licensed Products in the Licensed Field in the Territory.

3.2.2.       License for IAPL Improvements.  Subject to the terms and conditions of this Agreement, Inovio grants to IAPL an exclusive, fully paid-up, royalty-free license, with the right to grant Sublicenses solely pursuant to the terms of Section 3.1.3, under Inovio’s rights in the IAPL Improvements solely to Manufacture and Commercialize Licensed Products in the Licensed Field in the Territory.

3.3.               No Other Rights.  No rights, other than those expressly set forth in this Agreement, are granted to either Party hereunder, and no additional rights shall be deemed granted to either Party by implication, estoppel or otherwise.

4.             product MANUFACTURE and commercialization.

4.1.             General.  Except as set forth in Section 4.3 (Regulatory Responsibilities), IAPL shall be responsible for Manufacturing and Commercializing Devices for use in Licensed Products in the Licensed Field in the Territory during the Term.

4.2.             Diligence.  IAPL shall promptly and diligently use its best efforts to Manufacture and Commercialize Devices for use in Licensed Products in the Licensed Field in the Territory during the Term.

4.3.             Regulatory Responsibilities.  Inovio shall be responsible for (i) regulatory filings and applications for any form of Regulatory Approval in the Territory and (ii) reports to and communications with any Regulatory Authority regarding any regulatory filing or any Regulatory Approval related to any Licensed Product prior to submission, during registration/review by a Regulatory Authority, or post-approval in the Territory in the Licensed Field; provided, however, that Inovio may seek IAPL’s assistance with any of the foregoing, in which case IAPL shall make such filings and applications, carry out such communications, and do such other things as Inovio may request, in each case in Inovio’s name, as Inovio’s agent and at Inovio’s expense.   The Parties expressly agree that under no circumstances shall IAPL make any regulatory filing, seek any Regulatory Approval, or otherwise communicate with or submit information to any Regulatory Authority regarding any regulatory filing or Regulatory Approval, in connection with any Device or Licensed Product without the prior review and written approval of Inovio.

4.3.1.       Product Recalls.  Inovio shall be solely responsible for all contact with Regulatory Authorities relating to any Recall of any Licensed Product.  Inovio shall be solely responsible for implementing, directing and administering any Recall of any such Licensed Product required or recommended by any Regulatory Authority or court of competent jurisdiction, or determined by Inovio, in its sole discretion, to be necessary or advisable.  IAPL shall cooperate fully with IAPL in connection with the same.

4.3.2.       Inspections.  The Parties shall cooperate in good faith with respect to the conduct of any inspections by any Regulatory Authority of a Party’s site and facilities related to Devices or Licensed Products.

4.4.               Commercialization Responsibilities.

4.4.1.       General.  IAPL shall have responsibility and control over all matters relating to the Commercialization of Devices for use in Licensed Products in the Licensed Field in the Territory.  Without limiting the generality of the foregoing, IAPL shall with Inovio’s review and formal prior written approval:

(i)         be the exclusive distributor for Devices used in Licensed Products in the Licensed Field in the Territory for its own account and risk;

(ii)        be responsible for invoicing and booking sales for, warehousing, and distributing all Devices used in Licensed Products in the Licensed Field in the Territory and shall perform related distribution activities; and

(iii)       have the right and responsibility for establishing and modifying the terms and conditions with respect to the sale of Devices used in Licensed Products (including any Device sold as a part of a Licensed Product) in the Territory in the Licensed Field, including any terms and conditions relating to or affecting the price at which Devices used in Licensed Products will be sold; discounts available to managed care providers; any discount attributable to payments on receivables; any conditions of local reimbursement; distribution of Devices used in Licensed Products; and credits, price adjustments, other discounts, and allowances to be granted or refused.

4.4.2.       Regulatory Compliance.  In fulfilling its responsibilities hereunder, IAPL shall comply in all respects with all relevant regulations and statutes of each jurisdiction in the Territory relating to the Commercialization of therapeutic products for human use.

5.             manufacturing and supply.

5.1.               General.  IAPL shall be responsible for the Manufacture and supply of the quantities of each Device needed for Commercialization of Licensed Products in the Licensed Field in the Territory with the review and formal prior written approval of Inovio.

5.2.               Regulatory Compliance.  In fulfilling its responsibilities hereunder, IAPL shall comply in all respects with internationally accepted current Good Manufacturing Practices and all relevant regulations and statutes of each jurisdiction in the Territory relating to the Manufacture of therapeutic products for human use.

6.             MUTUAL COVENANTS.

6.1.               Confidentiality.

6.1.1.       Confidentiality.  During the term of this Agreement and for a period of three years following the expiration or earlier termination thereof, each Party shall maintain in confidence the Confidential Information of the other Party, and shall not disclose, use or grant to a Third Party the right to use any of the Confidential Information of the other Party except on a need-to-know basis to such Party’s directors, officers and employees, and to such Party’s consultants working on such Party’s premises, to the extent such disclosure is reasonably necessary in connection with such Party’s activities as expressly authorized by this Agreement.  To the extent that disclosure to any person is authorized by this Agreement, prior to disclosure, a Party shall obtain written agreement of such person to hold in confidence and not disclose, use or grant the use of the Confidential Information of the other Party except as expressly permitted under this Agreement.  Each Party shall notify the other Party promptly upon discovery of any unauthorized use or disclosure of the other Party’s Confidential Information.

6.1.2.       Terms of Agreement.  IAPL shall not disclose any terms or conditions of this Agreement to any Third Party without the prior written consent of Inovio.

6.1.3.       Permitted Disclosures.  The confidentiality obligations under this Section 6 shall not apply (a) to the extent that IAPL is required to disclose information by applicable law, regulation or order of a governmental agency or a court of competent jurisdiction, or (b) to the extent necessary or desirable to allow IAPL (where possible, with adequate safeguards for confidentiality) to defend against litigation or to file and prosecute patent applications; provided, however, in either such case that IAPL shall provide written notice thereof to Inovio, consult with Inovio with respect to such disclosure and provide Inovio sufficient opportunity to object to any such disclosure or to request that IAPL seek confidential treatment thereof, in which event, IAPL must obtain formal written approval from Inovio .

6.1.4.       Announcements.  Except as may be expressly permitted under Section 6.1.3, IAPL will make any public announcement regarding this Agreement without the prior written approval of Inovio.  For the sake of clarity, nothing in this Agreement shall allow IAPL to make any scientific publication or public announcement concerning IAPL’s Commercialization activities with respect to any Licensed Product under this Agreement or to disclose any of Inovio’s Confidential Information in any such publication or announcement without first obtaining Inovio’s prior written consent to do so.

6.1.5.       Publications.  During the term of this Agreement, IAPL shall submit to the Inovio for review and approval all proposed academic, scientific, and medical publications and public presentations relating to the Licensed Product for review in connection with preservation of Patent Rights and/or to determine whether Confidential Information of the other Party should be modified or deleted, provided, however that after the approval of an academic, scientific or medical publication and/or public presentation has been given, then IAPL shall not have to resubmit any such information for re-approval should it be republished or publicly disclosed in another form.  Written copies of such proposed publications and presentations shall be submitted to Inovio no later than 60 days before submission for publication or presentation and Inovio shall provide its approval and/or comments with respect to such publications and presentations within 30 days following its receipt of such written copy IAPL shall each comply with standard academic practice regarding authorship of scientific publications and recognition of contribution of other parties in any publications relating to the development of the Licensed Products.

6.2.          Compliance with Law.  In addition to its covenants under Section 4.4.2 and 5.2 hereof, IAPL covenants and agrees to comply with all other laws and regulations applicable to its activities connected with the Manufacture and Commercialization (as applicable) of Licensed Products.  Without limiting the generality of the foregoing:

6.2.1.       Patient Information.  IAPL agrees to abide by all laws, rules, regulations, and orders of all applicable supranational, national, federal, state, provincial, and local governmental entities concerning the confidentiality or protection of patient identifiable information and/or patients’ protected health information, as defined by U.S. C.F.R. Part 160 or personal data as defined by EU Directive 95/46/EC or any other applicable legislation, in the course of their performance under this Agreement.

6.2.2.       Export Controls.  This Agreement is made subject to any restrictions concerning the export of products or technical information from the United States or other countries which may be imposed upon or related to IAPL or Inovio from time to time.  IAPL agrees that it shall not export, directly or indirectly, any technical information acquired from Inovio under the Agreement or any products using such technical information to a location or in a manner that at the time of export requires an export license or other governmental approval, without first obtaining Inovio’s prior written approval and the prior written consent to do so from the appropriate agency or other governmental entity.

7.             REPRESENTATIONS AND WARRANTIES.

7.1.               Representations and Warranties of Each Party.  As of the Effective Date, each of Inovio and IAPL hereby represents and warrants to the other Party hereto as follows:

(a)                                  it is a corporation or entity duly organized and validly existing under the laws of the state or other jurisdiction of its incorporation or formation;
(b)                                 the execution, delivery and performance of this Agreement by such Party has been duly authorized by all requisite corporate action and does not require any shareholder action or approval;
(c)                                  it has the power and authority to execute and deliver this Agreement and to perform its obligations hereunder;
(d)                                 the execution, delivery and performance by such Party of this Agreement and its compliance with the terms and provisions does not and shall not conflict with or result in a breach of any of the terms and provisions of or constitute a default under (i) a loan agreement, guaranty, financing agreement, agreement affecting a product or other agreement or instrument binding or affecting it or its property; (ii) the provisions of its charter or operative documents or bylaws; or (iii) any order, writ, injunction or decree of any court or governmental authority entered against it or by which any of its property is bound; and
(e)                                  it has the full right, power and authority to grant all of the right, title and interest in the licenses granted to the other Party under this Agreement.

7.2.               Additional Representations and Warranties of Inovio.  Inovio hereby represents, warrants, and covenants to IAPL that:

(a)                                  it has the full right, power and authority to grant all of the right, title and interest in the licenses in Existing Inovio Patents granted to IAPL under this Agreement;
(b)                                 to the best of Inovio’s knowledge, the Existing Inovio Patents are in force and are not invalid or unenforceable, in whole or in part.  Together with the Existing Inovio Know-How, the Existing Inovio Patents comprise the intellectual property necessary to IAPL’s practice of the licenses granted hereunder;
(c)                                  except as provided in the Inovio Third Party Agreements, Inovio is the owner of or otherwise Controls the Existing Inovio Patents, all of which are free and clear of any liens, charges and encumbrances;
(d)                                 as of the Effective Date, there are no claims, judgments or settlements against or owed by Inovio or, to the best of its knowledge, pending claims or litigation, in either case relating to the Existing Inovio Patents.

7.3.               Representation by Legal Counsel.  Each Party hereto represents that it has been represented by legal counsel in connection with this Agreement and acknowledges that it has participated in the drafting.  In interpreting and applying the terms and provisions of this Agreement, the Parties agree that no presumption shall exist or be implied against the Party which drafted such terms and provisions.

7.4.               Disclaimer.  THE FOREGOING WARRANTIES OF EACH PARTY ARE IN LIEU OF ANY OTHER WARRANTIES, EXPRESS OR IMPLIED, INCLUDING, WITHOUT LIMITATION, ANY IMPLIED WARRANTIES OF NONINFRINGEMENT, ANY IMPLIED WARRANTIES OF MERCHANTABILITY OR ANY IMPLIED WARRANTIES OF FITNESS FOR A PARTICULAR PURPOSE ALL OF WHICH ARE HEREBY SPECIFICALLY EXCLUDED AND DISCLAIMED.

8.             INTELLECTUAL PROPERTY.

8.1.               Disclosure.  During the Term, IAPL shall promptly disclose to Inovio all inventions or Know-How conceived, reduced to practice, or developed by any employee of IAPL or by or on behalf of any Third Party retained by IAPL, that constitute IAPL Improvements.

8.2.               Ownership.

8.2.1.       Inovio Licensed Technology.  Notwithstanding any other provision of the Agreement, Inovio Licensed Technology Controlled by Inovio shall remain the property of Inovio.

8.2.2.       IAPL Improvements.  Notwithstanding any other provision of the Agreement, Inovio shall own all interest in and to IAPL Improvements or any other intellectual property which constitutes an improvement, modification, or enhancement to, or further development of, any Inovio Licensed Technology, and such improvements, modifications, or enhancements shall be deemed Inovio Licensed Technology.  IAPL shall sign or have its employees and agents sign such documentation as may be necessary to obtain, perfect or maintain assignment of the same to Inovio.

8.2.3.       Inventorship.  Determinations as to which Party has invented any Patent Right or Know-How shall be made in accordance with the standards of inventorship and conception under U.S. patent law, regardless of the jurisdiction in which such invention occurred.

8.3.               Prosecution and Maintenance of Patent Rights.

8.3.1.       Inovio Patent Rights.  Inovio shall have the right, but not the obligation, to file, prosecute, and maintain any Patent Right covering intellectual property comprising Inovio Licensed Technology, and to determine in which countries to do so, in all cases at its own expense..

8.3.2.       Costs and Expenses.  Inovio shall bear the costs and expenses of filing, prosecuting, and maintaining Patent Rights covering intellectual property comprising Inovio Licensed Technology as provided for in this Section 8.3.

8.4.               Trademarks.

8.4.1.       Licensed Product Trademarks.  All Licensed Products shall be sold in the Territory under Trademarks and trade dress selected by Inovio and licensed to IAPL hereunder.  Except with respect to Trademarks licensed by Inovio to IAPL pursuant to Section 3.1.2, IAPL shall neither use nor seek to register, anywhere in the world, any trademarks which are confusingly similar to any Trademarks, trade names, trade dress or logos used by or on behalf of Inovio, its Affiliates or Sublicensees in connection with any Licensed Product.

8.4.2.       Inovio Name on Product Promotional Material.  IAPL shall provide for Inovio to be appropriately identified in accordance with applicable law on all packaging, labels, packaging inserts and other promotional materials used in connection with any Licensed Product to be first reviewed and approved by Inovio.

8.5.               Enforcement of Technology Rights.

8.5.1.       Notice.  If IAPL becomes aware that any Inovio Licensed Technology is being infringed or misappropriated by a Third Party in the Licensed Field or is subject to a declaratory judgment action, nullity action or similar proceedings arising from such infringement (collectively, an “Infringement”), IAPL shall be obliged to promptly notify the other Party thereof in writing reasonably detailing the Infringement.

8.5.2.       Enforcement by Inovio.  Inovio shall have the right but not the obligation, at its sole expense, to enforce any Inovio Licensed Technology inside or outside the Licensed Field against any Infringement.  IAPL agrees in any event to assist Inovio, upon Inovio’s request and at Inovio’s expense, in taking any action Inovio deems necessary or desirable to enforce Inovio Licensed Technology.  In the event that Inovio enforces the Inovio Licensed Technology against an Infringement under this Section 8.5.2, any damages awarded shall be distributed, first, to cover the legal and other expenses of the Parties in connection with the Infringment, and the remainder shall go to Inovio.

8.5.3.       Enforcement by IAPL.  In the event Inovio fails to enforce any rights in Inovio Licensed Technology against Infringement in the Licensed Field and in the Territory, then IAPL shall have the right, at its sole expense, to enforce the Inovio Licensed Technology in the Licensed Field and in the Territory.  Inovio agrees to provide reasonable assistance to IAPL, upon IAPL’s request and at IAPL’s expense, in connection therewith.  The foregoing notwithstanding, IAPL shall not have the right to settle or otherwise agree upon the outcome of any Infringement dispute or claim without Inovio’s prior written assistance.  In the event that IAPL enforces the Inovio Licensed Technology against an Infringement under this Section 8.5.3, any damages awarded shall be distributed, first, to cover the legal and other expenses of the Parties in connection with the Infringment, and the remainder shall go to IAPL.

8.5.4        No Liability for Unfavorable Outcome to Litigation.  Inovio shall not incur any liability to IAPL as a consequence of any litigation brought as provided above or any unfavorable decision resulting therefrom, including any decision holding any Patent Right invalid or unenforceable.

8.6.               Third Party Claims.

8.6.1.       Third Party Claims – Course of Action.  If the Manufacture, use, sale or importation of a Licensed Product is alleged by a Third Party to infringe a Third Party’s Patent Right(s) or misappropriate a Third Party’s trade secret, IAPL, upon becoming aware of such allegation, shall promptly notify Inovio thereof, in writing, reasonably detailing the claim.

8.6.2.       Additional Third Party Licenses.  If IAPL is required or deems it is desirable to license one or more Patent Rights from one or more Third Parties in order to make, have made, use, sell, offer for sale, import or otherwise exploit a Licensed Product in the Licensed Field under the terms of this Agreement, IAPL, after good faith consultation with Inovio, and at IAPL’s own expense, shall have the right, but not the obligation, to negotiate and obtain a license under such Patent Right(s) (each such Third Party license referred to herein as an “Additional Third Party License”).

8.6.3.       Third Party Suit.  If a Third Party sues Inovio alleging that Inovio’s or IAPL’s Manufacture or Commercialization of any Licensed Product infringes or would infringe such Third Party’s Patent Right(s) or misappropriates such Third Party’s trade secret(s), then upon Inovio’s request and in connection with Inovio’s defense of any such Third Party suit, IAPL shall provide reasonable assistance to Inovio for such defense and shall join such suit if deemed a necessary party, all at Inovio’s expense.  In the event a Third Party directly sues IAPL in connection with the foregoing, IAPL shall keep Inovio fully informed prior to and during the pendency of such suit, and in any case, IAPL shall not admit the invalidity of any patent within the Inovio Licensed Technology, nor settle any such suit, without written consent of Inovio.

8.7.               Patent Marking, Certification and Term Restoration.

8.7.1.       Patent Marking.  To the extent it is commercially feasible to do so, IAPL agrees to mark and have its Affiliates and all Sublicensees mark all Licensed Products (or their containers or labels) sold pursuant to this Agreement in the country or countries of Manufacture and sale thereof where failure to mark adversely affects the recovery of damages, and taking into account manufacturing efficiencies in relation to non-U.S. markets.

8.7.2.       Patent Certifications.  Each Party shall immediately give written notice to the other that any certification of which it becomes aware has been filed pursuant to 21 U.S.C. § 355(b)(2)(A), or § 355(j)(2)(A)(vii) (or any amendment or successor statute thereto) claiming that any Patent Rights in the Inovio Licensed Technology covering any Licensed Product are invalid or that infringement would not arise from the Manufacture or Commercialization of such product by a Third Party.

8.7.3.       Patent Term Restoration.  IAPL shall cooperate with Inovio in obtaining patent term restoration or extension anywhere in the Territory, including under 35 U.S.C. § 156, where applicable to any Patent Right covering the Manufacture, or Commercialization of any Licensed Product.

9.             TERM AND TERMINATION.

9.1.               Term.  The term of this Agreement (“Term”) shall commence on the Effective Date and extend on a country by country basis, unless this Agreement is terminated earlier in accordance with this Section 9, until the last to expire of any Inovio Patent Rights for any Licensed Product in such country.

9.2.               Termination.

9.2.1.       Termination for Cause.  This Agreement may be terminated effective immediately by written notice by Inovio if IAPL materially breaches any provision of this Agreement, which breach remains uncured for sixty (60) days measured from the date written notice of such breach is given to IAPL; provided, however, that from the end of the escrow period until the Put or Call is exercised or the Automatic Exchange occurs, there shall be no right to terminate this Agreement for cause.

9.2.2.       Termination at Inovio’s Discretion.  In the event that an exercise of the Put, an exercise of the Call, or the Automatic Exchange (as those terms are defined in the Purchase Agreement) or other series of events results in Inovio’s being the sole shareholder of IAPL, then Inovio may, at its discretion, terminate this Agreement.

9.2.3.       Effects of Termination.  In the event of termination, all rights to the Inovio Licensed Technology shall revert to Inovio, and except as otherwise expressly provided herein, all rights and obligations of each Party hereunder shall cease.

9.2.4.       Effects of Termination on Sublicenses.  Upon any termination of this Agreement, all Sublicenses granted by IAPL prior to such termination may, at Inovio’s sole discretion on a case-by-case basis, be assumed by Inovio in accordance with their terms, except that Inovio shall not be required in connection with any such assumption to take on obligations greater than those of Inovio under this Agreement.

9.3.               Insolvency.

(i)         Termination for Insolvency.  This Agreement may be terminated by written notice by Inovio at any time during the Term upon the declaration by a court of competent jurisdiction that IAPL is bankrupt or insolvent; provided, however, that the relevant rules and regulations of Title 11 of the U.S. Bankruptcy Code, as amended from time to time, and any relevant bankrupcy statutes applicable to IAPL in its jurisdiction of incorporation, shall in any case protect the Parties.

9.4.               Change of Control.

9.4.1.       Change of Control Notice.  IAPL shall notify Inovio in writing, referencing this Section 9.4.1 of the Agreement, at least sixty (60) days prior to any Change of Control.

9.4.2.       Consent to Any Change of Control.  Inovio’s prior written consent shall be required for any Change of Control of IAPL.

9.5.               Survival.  Expiration or termination of this Agreement shall not relieve IAPL of any obligation accruing before such expiration or termination.  The provisions of this Agreement that must, by their nature, survive expiration or termination of this Agreement to give effect to their intent, shall so survive.  Any expiration or early termination of this Agreement shall be without prejudice to the rights of Inovio accrued or accruing under this Agreement before termination.

10.           INDEMNIFICATION.

10.1.             Indemnification by IAPL.  IAPL shall indemnify, defend and hold harmless Inovio, its Affiliates, and each of their respective employees, officers, directors and agents (each, an “Inovio Indemnified Party”) from and against any and all liability, loss, damage, expense (including reasonable attorneys’ fees and expenses) and cost (collectively, a “Liability”) that the Inovio Indemnified Party may be required to pay to one or more Third Parties resulting from or arising out of the breach by IAPL of any of its representations, warranties or covenants set forth herein; except, in each case, to the extent caused by the negligence or willful misconduct of Inovio or any Inovio Indemnified Party.

10.2.             Procedure.  Each Party shall notify the other in the event it becomes aware of a claim for which indemnification may be sought hereunder.  In case any proceeding (including any governmental investigation) shall be instituted involving an Inovio Indemnified Party in respect of which indemnity may be sought pursuant to this Section 10, Inovio shall notify IAPL of the same in writing.  Inovio shall determine, in its sole discretion, how to respond to any claims that are the subject matter of such proceeding.  IAPL shall pay the fees and expenses of the Inovio Indemnified Party’s or Parties’ counsel related to such proceeding.  .All such fees and expenses shall be reimbursed as they are incurred.  IAPL agrees to indemnify the Inovio Indemnified Parties from and against any loss or liability by reason of any settlement or judgment in respect of such proceeding.  IAPL shall not, without the written consent of Inovio, effect any settlement of any pending or threatened proceeding in respect of which Inovio and/or an Inovio Indemnified Party is, or arising out of the same set of facts could have been, a party.

11.           MISCELLANEOUS.

11.1.             Assignment.  Neither this Agreement, nor any right or obligation hereunder may be assigned or delegated, in whole or part, by IAPL without the prior express written consent of Inovio except as expressly set forth below in this Section 11.1.

11.2.             Further Actions.  Each Party agrees to execute, acknowledge and deliver such further instruments, and to do all such other acts, as may be necessary or appropriate in order to carry out the purposes and intent of the Agreement.

11.3.             Force Majeure.  Nonperformance of a Party under this Agreement (other than for the payment of money) shall be excused to the extent that performance is rendered impossible by strike, fire, earthquake, flood, governmental acts or orders or restrictions, failure of suppliers, or any other reason where failure to perform, is beyond the reasonable control and not caused by the negligence, intentional conduct or misconduct of the nonperforming Party.  The nonperforming Party shall notify the other Party promptly should such circumstances arise, giving an indication of the likely extent and duration thereof, and shall use all commercially reasonable efforts to resume performance of its obligations as soon as practicable, provided, however, that neither Party shall be required to settle any labor dispute or disturbance.

11.4.             Correspondence and Notices.  Correspondence, reports, documentation, and any other communication in writing between the Parties (including, without limitation, notices of termination, force majeure, material breach, change of address) shall be in writing and delivered by hand or sent by nationally recognized overnight delivery service, prepaid registered or certified air mail, or by facsimile confirmed by prepaid first class, registered or certified mail letter, and shall be deemed to have been properly served to the addressee upon receipt of such written communication.

All correspondence to IAPL shall be addressed as follows:

Inovio Asia Pte Ltd.

c/o Rajah & Tann

4 Battery Road #26-01

Bank of China Building

Singapore, 049908

Attn: Director

Fax:  65 6536 9453

with a copy to:

Rajah & Tann

4 Battery Road #26-01

Bank of China Building

Singapore, 049908

Attn: Arnold Tan

Fax:  65 6536 9453

All correspondence to Inovio shall be addressed as follows:

Inovio Biomedical Corporation
11494 Sorrento Valley Road
San Diego, California 92121
Attn: President
Fax:  858 597 0451

with a copy to:

Kirkpatrick & Lockhart Nicholson Graham LLP
State Street Financial Center, One Lincoln Street
Boston, MA 02111
Attn: Eileen Smith Ewing, Esq.
Fax:  (617) 261-3175

11.5.           Amendment.  No amendment, modification or supplement of any provision of this Agreement shall be valid or effective unless made in writing and signed by a duly authorized officer of each Party.

11.6.           Waiver.  No provision of the Agreement shall be waived by any act, omission or knowledge of a Party or its agents or employees except by an instrument in writing expressly waiving such provision and signed by a duly authorized officer of the waiving Party.

11.7.           Severability.  If any clause or portion thereof in this Agreement is for any reason held to be invalid, illegal or unenforceable, the same shall not affect any other portion of this Agreement, as it is the intent of the Parties that this Agreement shall be construed in such fashion as to maintain its existence, validity and enforceability to the greatest extent possible.  In any such event, this Agreement shall be construed as if such clause or portion thereof had never been contained in this Agreement, and there shall be deemed substituted therefor such provision as shall most nearly carry out the intent of the Parties as expressed in this Agreement to the fullest extent permitted by applicable law.

11.8.           Descriptive Headings.  The descriptive headings of this Agreement are for convenience only and shall be of no force or effect in construing or interpreting any of the provisions of this Agreement.

11.9.           Governing Law; Venue.  This Agreement, and all claims arising under or in connection therewith, shall be governed by and interpreted in accordance with the substantive laws of the State of California, without regard to conflict of law principles thereof and without giving effect to the United Nations Convention on Contracts for the International Sale of Goods, the 1974 Convention on the Limitation Period in the International Sale of Goods (the “1974 Convention”) and the Protocol amending the 1974 Convention, done at Vienna April 11, 1980, except for the interpretation of patent law, which shall be interpreted in accordance with the patent laws of each country in which a patent has been granted or patent application has been filed.  Venue for any action brought under this Agreement shall lie exclusively in the state courts of the State of California, United States of America and both Parties hereby consent to such venue.

11.10.         Entire Agreement.  This Agreement constitutes and contains the complete, final and exclusive understanding and agreement of the Parties with respect to the subject matter hereof and cancels and supersedes any and all prior negotiations, correspondence, understandings and agreements, whether oral or written, between the Parties respecting the subject matter hereof.

11.11.         Independent Contractors.  Both Parties are independent contractors under this Agreement.  Nothing herein contained shall be deemed to create an employment, agency, joint venture or partnership relationship between the Parties hereto or any of their agents or employees, or any other legal arrangement that would impose liability upon one Party for the act or failure to act of the other Party.  Neither Party shall have any express or implied power to enter into any contracts or commitments or to incur any liabilities in the name of, or on behalf of, the other Party, or to bind the other Party in any respect whatsoever.

11.12.         Counterparts.  This Agreement may be executed in any number of counterparts, each of which need not contain the signature of more than one Party but all such counterparts taken together shall constitute one and the same agreement.

11.13.         Future Relationships.  Nothing contained in this Agreement shall be construed, by implication or otherwise, as an obligation of any Party hereto to enter into a further agreement regarding the subject matter of this Agreement.

11.14.         Interpretation.  The use of any gender herein shall be deemed to be or include the other genders and the use of the singular herein shall be deemed to include the plural (and vice versa), wherever appropriate. The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation.” The word “will” shall be construed to have the same meaning and effect as the word “shall.” Unless the context requires otherwise (a) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein), (b) any reference herein to any Person shall be construed to include the Person’s successors and assigns, (c) the words “herein”, “hereof” and “hereunder”, and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, and (d) all references herein to Articles, Sections, or Schedules shall be construed to refer to Articles, Sections, and Schedules of this Agreement.

11.15.         No Third Party Rights or Obligations.  No provision of this Agreement shall be deemed or construed in any way to result in the creation of any rights or obligation in any Person not a Party to this Agreement.

IN WITNESS WHEREOF, duly authorized representatives of the Parties have duly executed this Agreement to be effective as of the Effective Date.

INOVIO BIOMEDICAL CORPORATION		INOVIO ASIA PTE LTD.

By	/s/ Avtar Dhillon	By	/s/ Avtar Dhillon
Name: Avtar Dhillon, MD		Name: Avtar Dhillon, MD
Title: President & CEO		Title: President & CEO

Signature Page

SCHEDULE 1.16

EXISTING INOVIO PATENT RIGHTS

Asia IP Portfolio

1.	Family 9 – China – 1150950C – Transdermal/Cancer/Gene
2.	Family 14 – China – ZL98801461 – Apparatus
3.	Family 14 – China – 1200 Series CN Divisional
4.	Family 15 – China – 99800014 – Cancer/Gene
5.	Family 23 – China – 1141989C – Transdermal
6.	Family 39 – China – 0287127.0 – Cancer/Gene
7.	Family 40 – China – 03805422-1 – Cancer/Gene
8.	Family 41 – China – 200380107770.6 – Ex vivo
9.	Family 43 – China – 98803980X – Cancer/Gene
10.	Family 43 – China – 03820724.9 – Cancer/Gene
11.	Family 43 – China – 03832351.2 – Cancer/Gene
12.	Family 14 – Hong Kong – Pending HK-2100980 – Cancer/Gene
13.	Family 15 – Hong Kong – Pending HK-103864.7 – Cancer/Gene
14.	Family 8 – Taiwan – NI-108036 – Transdermal
15.	Family 14 – Taiwan – NI-118054 – Cancer/Gene
16.	Family 28 – Taiwan – NI-153798 – General
17.	Family 14 – Singapore – SG99011969.7 – Cancer/Gene
18.	Family 9 – Korea – KR-706014/97 – Cancer/Gene/Transdermal
19.	Family 9 – Korea – KR-708424/97 – Cancer/Gene
20.	Family 12 – Korea – KR-1999-7001787 – General
21.	Family 14 – Korea – Pending KR-1019997002781 – Cancer/Gene
22.	Family 15 – Korea – Pending KR-1999-7008265 – Cancer/Gene
23.	Family 39 – Korea – Pending KR-10-2004-7009238 – Cancer/Gene
24.	Family 43 – Korea – KR-10-7009009